UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: January 9, 2014
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE YORK WATER COMPANY

Item 7.01	Regulation FD Disclosure

THE YORK WATER COMPANY ANNOUNCES
SETTLEMENT OF RATE CASE

York, Pennsylvania, January 17, 2014:  Jeffrey R. Hines, President and CEO of The York Water Company (Nasdaq: YORW) announced today that the Pennsylvania Public Utility Commission (PPUC) approved a settlement at its January 9, 2014 meeting, allowing an increase in base rates for water and wastewater customers of The York Water Company.  The settled rates provide for cost recovery for York Water, while maintaining affordability to customers.
Hines stated, "We believe this is a fair and reasonable settlement that allows us to recover approximately $48 million investment in system improvements and infrastructure replacements, and allows us to continue to meet the current and future needs of our customers."

As examples of included investments, Hines cited "investments to reinforce, replace and reline about 3% of the Company's water mains in order to reduce costs associated with main breaks and leaks and to provide improved customer service and reliability."  Hines further highlighted "investments to provide increased protection in case of emergencies; increased water quality and operational efficiency through upgrades to facilities and equipment; improved water and wastewater treatment plants and other facilities to better meet current and upcoming regulations; and upgrades to other infrastructure including York's water supply dams."

The settlement approved by the PPUC affects approximately 64,000 water customers throughout York and Adams Counties, PA and 230 wastewater customers in the Asbury Pointe Subdivision of York County, PA.

It is estimated that the settlement will increase the average residential water bill for customers using 4,257 gallons from $39.18 per month to $42.26 per month, or just over $3 per month. Hines commented that "even with the increase, the cost of water service for our average customer is about one penny per gallon."  The wastewater bill for York Water's customers in the Asbury Pointe Subdivision will increase from $40 per month to $50 per month.

The settlement allows for an increase of approximately $5 million in annual revenue.  The Company filed the rate request with the PPUC on May 29, 2013.  The new rates are effective on February 28, 2014.

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THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/Kathleen M. Miller
Date: January 17, 2014	Kathleen M. Miller
Chief Financial Officer